Exhibit (21)




               Subsidiaries of the Registrant



     The registrant directly or indirectly owns 100 percent of the outstanding voting securities of the following subsidiary companies.


       Name of Company                        Jurisdiction

     Ennis Tag & Label Company                     Delaware
     Ennis Business Forms of Georgia, Inc.         Georgia
     Ennis Business Forms of Ohio, Inc.            Ohio
     Ennis Business Forms of Kentucky, Inc.        Kentucky
     Ennis Business Forms of Oregon, Inc.          Oregon
     Ennis Business Forms of Kansas, Inc.          Kansas
     Ennis Business Forms of Tennessee, Inc.       Texas
     Ennis Business Forms of Texas, Inc.           Delaware
     Connolly Tool and Machine Company             Delaware
     United Continental Leasing Co.                Delaware
     Star Award Ribbon Company, Inc.               Texas
     Admore, Inc.                                  Texas
     PFC Products, Inc. *                          Delaware
     Heath Printers, Inc.                          Delaware
     Dunlee Marketing, Inc.                        Delaware

     * A wholly-owned subsidiary of Admore, Inc.



     The registrant owns 70 percent of the outstanding voting securities of the following subsidiary company.


       Name of Company                       Jurisdiction

     Formas Para Negocios Ennis, S.A. DE C.V.      Mexico